Achilles Acquisition LLC

PRIVATE & CONFIDENTIAL

October 3, 2007

William Collins

208 Birkhaven Drive

Cary, North Carolina 27511

Dear Bill:

Offer of Full-Time Employment with Achilles Acquisition, LLC (the “Company”)

We are pleased to put in writing an offer of a position with the Company setting out the major terms of your employment subject to successful completion of the executive search process including a physical examination.

1. Title and Job Description

Your position will be General Manager of the Company, a wholly-owned subsidiary of Cyclacel Pharmaceuticals, Inc. (“Cyclacel”). You will report to the undersigned. As a member of our executive team you will primarily be responsible for leading the Company’s commercial efforts and in particular manage its sales force, marketing programs, relationships with suppliers, payors, intermediaries, end users and trade relations in accordance with regulatory and pharmaceutical industry standards. You will be expected to play a lead role in working with the Chief Executive Officer and the Chief Operating Officer of Cyclacel and as required with other members of the management team to establish, refine and implement the Company’s marketed drug portfolio strategy in light of the requirements and resources available to the business.

2. Employment Details

The effective date (“Effective Date”) of your employment with the Company will commence on October 5, 2007. Your primary place of business will be the Company’s premises in Berkeley Heights, New Jersey. As a condition of your employment you agree to relocate no later than three months from the Effective Date to a home within a radius of 25 miles from the Company’s offices. You will have access to the Cyclacel’s relocation policy. In carrying out your responsibilities you will be expected to travel extensively within the US and abroad.

3. Compensation

Your base salary will initially be $22,917 per month or the annual equivalent of $275,000 payable monthly in arrears or on such other period basis as determined by the Company, in accordance with its then current payroll procedures. You will be employed on an at will basis which means that either you or the Company may terminate your employment at any time and for any reason or no reason. In addition, in accordance with the Company’s compensation

200 Connell Drive, #1600, Berkeley Heights, New Jersey, 07922, USA Tel -1 (908) 317 7330 Fax -1 (866) 271 8466

practices, you will receive, generally annually, a salary review which will be based on your individual, Company and Cyclacel overall performance and such other factors as may be determined by Cyclacel’s Board of Directors (“Board”). In accordance with our policy, for employees starting work on or before August 1, any salary revisions prorated for the actual time of service will occur on January 1 of the following year. For all other employees, any prorated revisions will occur on the second January 1 from the date of employment.

4. Bonus

You will be eligible for a discretionary bonus based on a fixed percentage of base salary for your position. Bonuses are subject to approval by the Compensation Committee of the Board of Cyclacel. Bonus payments may be made to eligible and active employees at the end of the first quarter of each year. Bonus payments are contingent on the Company, Cyclacel and you meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your actual bonus payment may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position will be 35% of your annual base salary prorated based on service during the year. I will work with you to establish your individual goals for 2008 in consultation with other senior executives within approximately three months from the Effective Date.

5. Benefits

Company shall provide such benefits and agreements commensurate with those offered to other executive employees of the Company when so awarded. As such, you and your qualified dependents will be eligible for the Company’s standard medical, dental, disability and other benefit plans, including a medical expenses insurance plan to cover you and your qualified dependents for eligible medical expenses. You will be provided with business travel insurance. Benefits under any insurance policy are subject to the rules and terms of any applicable insurance policy and are conditional on complying with and satisfying any applicable requirements of the insurer. Copies of these rules and policies and particulars of the requirements and the terms of the plans and policies will be provided to you by Human Resources upon request.

You agree to undertake, ideally before the Effective Date and in no case later than the first three months of your employment, at the Company’s discretion a medical examination made by a physician chosen by the Company or its insurance carriers. You also agree to provide this physician with all appropriate medical records in confidence.

You will be eligible to participate in the Company’s retirement account plans, such as the Company’s Retirement Savings 401(k) Plan, as may be in place from time to time. The Company’s standard vacation policy provides for vacation accrual at the rate of 1.66 days per month of full-time employment. Standard paid holidays will be observed.

The Company reserves the right to modify or withdraw its employee benefit programs at any time.

6. Equity Compensation

Cyclacel wishes to encourage its employees to share in the Company’s and Cyclacel’s future through stock ownership and has established stock option plans for the benefit of all employees.

Such awards are subject to your individual as well as the Company’s and Cyclacel’s performance and such other factors as may be determined by the Board at its discretion generally at the beginning of a new fiscal year.

Subject to the approval of the Board and the conditions of Cyclacel’s applicable stock option plans you will initially be offered a stock option package as follows:

(a) You will be granted, as of the Effective Date, stock options under our 2006 Stock Option and Award Plan (the “Stock Plan”) exercisable for 35,000 shares of Cyclacel’s common stock. All options will vest as to one quarter (1/4) of the shares on the first anniversary of the Effective Date and as to one forty-eighth (1/48) of the total number shares monthly thereafter until all shares are vested (i.e. 100% vesting after the fourth anniversary of the Effective Date), provided that you remain employed in good standing by the Company.

(b) In addition to the options in (a) above, you will be granted options exercisable for 10,000 shares of Cyclacel’s common stock, under the Stock Plan, six months from the Effective Date. These options will vest as to one quarter (1/4) of the shares eighteen months from the Effective Date and as to one forty-eighth (1/48) of the total number shares monthly thereafter until all shares are vested (i.e. 100% vesting after the fifth anniversary of the Effective Date), provided that you remain employed in good standing by the Company.

A complete description of the terms and conditions of the stock options above are contained in the Stock Plan or will be contained in your stock option grant forms. In the event of any inconsistency between this letter agreement and the terms of such stock option grant forms, the terms of this letter agreement shall prevail. The exercise price of all stock options above will be equal to the fair market value of Cyclacel’s common stock on the date of each grant. By signing this letter you acknowledge that all stock options granted to you are subject to restrictions applicable to your position within the Company and Cyclacel as stipulated by US and other applicable laws, Cyclacel’s policies and procedures and the rules of Cyclacel’s stock option plans as may be adopted from time to time.

7. Employment Eligibility Verification

Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. PLEASE NOTE: THE I-9 FORM AND VALID IDENTIFICATION ARE LEGAL REQUIREMENTS AND MUST BE SUBMITTED WITHIN 3 DAYS OF YOUR START DATE. IF YOU DO NOT SUBMIT THE REQUIRED DOCUMENTATION WITHIN THE THREE DAY TIME FRAME, BY LAW WE CANNOT ALLOW YOU TO CONTINUE TO WORK.

8. Conflicts of Interest, Confidentiality and Intellectual Property

The Company’s and Cyclacel’s key assets include its intellectual property both existing and future, confidential information, trade secrets and goodwill with customers, vendors and others.

Accordingly the attached memorandum sets out our agreement in this regard as an appendix to this letter and must be signed as a condition of employment. Please sign this appendix as well as confirmation that you have been informed and understand the position regarding these issues and your acceptance of its provisions.

If the foregoing represents an acceptable basis of employment for you, we would be grateful if you would sign and return to the undersigned the enclosed copy of this letter. This offer will be considered null and void if a signed copy is not received within ten calendar days of the date of this letter.

Bill, we are excited about the prospect of you joining the Company’s executive team and look forward to your response.

Yours sincerely
/s/ Spiro Rombotis
Spiro Rombotis
President & Chief Executive Officer

ACCEPTED AND AGREED TO

THIS 3rd DAY OF OCTOBER 2007.

By:	/s/ William Collins
William Collins

cc:	GC
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